                                                                      Exhibit 12



                           STATER BROS. HOLDINGS INC.
                Computation of Ratio of Earnings to Fixed Charges
                          (Dollar amounts in thousands)


                                                           Fiscal Years Ended
                                      ------------------------------------------------------------
                                      Sept. 26,    Sept. 25,    Sept. 24,  Sept. 29,(1) Sept. 28,(2)
                                        1993         1994         1995         1996         1997
                                      --------     --------     --------     --------     --------
Income before income taxes            $ 10,118     $ 14,645     $ 10,945     $ 27,131     $ 22,510

Share of undistributed (income)
  loss of less than 50%-owned
  affiliates                              (107)         592          980        1,624            -

Amortization of capitalized
  interest                                 169          180          192          190          139

Interest                                10,592       15,217       18,946       19,171       21,384

Less interest capitalized
  during the period                       (417)        (437)         (50)        (116)      (1,263)

Net amortization of debt
  discount and premium
  and issuance expense                     117          721        1,180        1,203        1,460

Interest portion of rental expense      14,380       13,985       13,588       13,918
                                      --------     --------     --------     --------     --------
                                                                                            15,305

  Earnings as adjusted                $ 34,852     $ 44,903     $ 45,781     $ 63,121     $ 59,535
                                      ========     ========     ========     ========     ========

Fixed Charges:
Interest                              $ 10,592     $ 15,217     $ 18,946     $ 19,171     $ 21,384

Net amortization of debt
  discount and premium
  and issuance expense                     117          721        1,180        1,203        1,460

Interest portion of rental
  expense                               14,380       13,985       13,588       13,918       15,305

Preferred stock dividends                  574          545            -        6,967       10,451
                                      --------     --------     --------     --------     --------

  Fixed Charges                       $ 25,663     $ 30,468     $ 33,714     $ 41,259     $ 48,600
                                      ========     ========     ========     ========     ========

      Ratio of Earnings to
        Fixed Charges                     1.36         1.47         1.36         1.53         1.23
                                      ========     ========     ========     ========     ========

(1)  53-Week Fiscal Year

(2) Includes the Company's 50% share of the fixed charges and earnings of an unconsolidated affiliate.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                               Page Number
                                                                               -----------
Report of Independent Auditors..............................................        F-2

Consolidated Balance Sheets at September 24, 1995,
    September 29, 1996 and September 28, 1997...............................        F-3

Fiscal years ended September 24, 1995, September 29, 1996 and September 28,
    1997:

      Consolidated Statements of Income.....................................        F-5

      Consolidated Statements of Cash Flows.................................        F-6

      Consolidated Statements of Stockholders' Equity (Deficit).............        F-8

Notes to Consolidated Financial Statements..................................        F-9

                         REPORT OF INDEPENDENT AUDITORS


To the Board of Directors of
Stater Bros. Holdings Inc.

        We have audited the accompanying consolidated balance sheets of Stater Bros. Holdings Inc. and subsidiaries as of September 24, 1995, September 29, 1996 and September 28, 1997, and the related consolidated statements of income, stockholders' equity (deficit), and cash flows for each of the 52-week periods then ended for 1995 and 1997, and the 53-week period then ended for 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Stater Bros. Holdings Inc. and subsidiaries as of September 24, 1995, September 29, 1996 and September 28, 1997, and the consolidated results of their operations and their cash flows for each of the 52-week periods then ended for 1995 and 1997, and the 53-week period then ended for 1996, in conformity with generally accepted accounting principles.






                                         ERNST & YOUNG LLP



Riverside, California
December 3, 1997

                           STATER BROS. HOLDINGS INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                     ASSETS


                                                       SEPT. 24,    SEPT. 29,      SEPT. 28,
                                                         1995         1996           1997
                                                       --------      --------      --------
Current Assets
   Cash and cash equivalents ....................      $ 26,308      $ 45,279      $ 59,086
   Receivables ..................................        15,877        19,009        21,481
   Inventories ..................................       107,146       117,372       115,513
   Prepaid expenses .............................         3,591         3,357         4,667
   Deferred income taxes ........................         2,792         4,710         2,978
   Properties held for sale .....................         2,933         1,787         1,342
                                                       --------      --------      --------

Total current assets ............................       158,647       191,514       205,067


Investment in unconsolidated affiliate ..........         9,250         7,626        10,313


Property and equipment
   Land .........................................        20,653        18,688        16,443
   Buildings and improvements ...................        96,653        89,856        87,605
   Store fixtures and equipment .................        68,338        78,570        86,644
   Property subject to capital leases ...........        14,368        14,368        14,368
                                                       --------      --------      --------
                                                        200,012       201,482       205,060


   Less accumulated depreciation and amortization        81,385        87,267        96,203
                                                       --------      --------      --------
                                                        118,627       114,215       108,857


Deferred income taxes ...........................         4,975         5,295         4,699
Deferred debt issuance costs, net ...............         6,423         5,221        14,273
Lease guarantee escrow ..........................         5,584         6,701         8,069
Other assets ....................................        10,576         7,722         7,199
                                                       --------      --------      --------

Total assets ....................................      $314,082      $338,294      $358,477
                                                       ========      ========      ========




          See accompanying notes to consolidated financial statements.

                           STATER BROS. HOLDINGS INC.
                     CONSOLIDATED BALANCE SHEETS (CONTINUED)
                      (In thousands, except share amounts)

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)


                                                                  SEPT. 24,       SEPT. 29,       SEPT. 28,
                                                                     1995            1996            1997
                                                                  ---------       ---------       ---------
Current Liabilities
   Accounts payable ........................................      $  67,604       $  79,271       $  66,834
   Accrued payroll and related expenses ....................         22,289          23,981          23,851
   Other accrued liabilities ...............................         22,653          23,607          21,113
   Current portion of capital lease obligations ............          1,087           1,182           1,256
                                                                  ---------       ---------       ---------

Total current liabilities ..................................        113,633         128,041         113,054

Long-term debt, less current portion .......................        165,000         165,000         265,000
Capital lease obligations, less current portion ............          8,099           6,917           5,661
Long-term portion of self-insurance and other reserve ......         13,031          10,332           7,409
Other long-term liabilities ................................            741           2,526           3,939
10.5% Cumulative Series B Preferred Stock:
   (stated value $100 per share)
      Authorized shares - 693,650
      Issued and outstanding shares -
        0 in 1995 and 1997, 693,650 in 1996 ................              -          69,365               -

Stockholders' equity (deficit) Common Stock, $.01 par value:
      Authorized shares - 100,000
      Issued and outstanding shares -
        50,000 in 1995, 0 in 1996 and 1997 .................              1               -               -
   Class A Common Stock, $.01 par value:
      Authorized shares - 100,000
      Issued and outstanding shares -
        50,000 in 1995, 1996 and 1997 ......................              1               1               1
   Additional paid-in capital ..............................         12,715          12,715          12,715
   Retained earnings (deficit) .............................         15,511         (41,953)        (49,302)
   Less option to acquire stock ............................        (14,650)        (14,650)              -
                                                                  ---------       ---------       ---------

Total stockholders' equity (deficit) .......................         13,578         (43,887)        (36,586)
                                                                  ---------       ---------       ---------

Total liabilities and stockholders' equity (deficit) .......      $ 314,082       $ 338,294       $ 358,477
                                                                  =========       =========       =========




          See accompanying notes to consolidated financial statements.

                           STATER BROS. HOLDINGS INC.
                        CONSOLIDATED STATEMENTS OF INCOME
               (In thousands, except per share and share amounts)


                                                                    Fiscal Year Ended
                                                     -----------------------------------------------
                                                       52 WEEKS         53 WEEKS          52 WEEKS
                                                     -----------       -----------       -----------
                                                      SEPT. 24,         SEPT. 29,         SEPT. 28,
                                                         1995              1996              1997
                                                     -----------       -----------       -----------
Sales .........................................      $ 1,579,895       $ 1,705,332       $ 1,717,924
Cost of goods sold ............................        1,227,355         1,315,726         1,326,410
                                                     -----------       -----------       -----------
Gross profit ..................................          352,540           389,606           391,514

Operating expenses:
   Selling, general and administrative expenses          308,332           328,242           333,199
   Depreciation and amortization ..............           11,756            12,583            13,265
   Consulting fees ............................            1,500             1,525             1,458
                                                     -----------       -----------       -----------
Total operating expenses ......................          321,588           342,350           347,922
                                                     -----------       -----------       -----------

Operating profit ..............................           30,952            47,256            43,592

Interest income ...............................              952             1,929             3,034
Interest expense ..............................          (20,076)          (20,258)          (21,563)
Equity in (loss) from unconsolidated affiliate              (980)           (1,624)           (2,313)
Other income (expense) - net ..................               97              (172)               76
                                                     -----------       -----------       -----------

Income before income taxes ....................           10,945            27,131            22,826
Income taxes ..................................            4,218            11,120             9,359
                                                     -----------       -----------       -----------
Net income ....................................            6,727            16,011            13,467

   Less preferred dividends ...................                -             4,111             6,166
                                                     -----------       -----------       -----------
Net income available to common stockholders ...      $     6,727       $    11,900       $     7,301
                                                     ===========       ===========       ===========

Earnings per common share .....................      $     67.27       $    165.28       $    146.02
                                                     ===========       ===========       ===========

Average common shares outstanding .............          100,000            72,000            50,000
                                                     ===========       ===========       ===========

Common shares outstanding at end of year ......          100,000            50,000            50,000
                                                     ===========       ===========       ===========




          See accompanying notes to consolidated financial statements.

                           STATER BROS. HOLDINGS INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)


                                                                            Fiscal Year Ended
                                                                  -----------------------------------------
                                                                  52 WEEKS        53 WEEKS        52 WEEKS
                                                                  ---------       ---------       ---------
                                                                  SEPT. 24,       SEPT. 29,       SEPT. 28,
                                                                     1995            1996            1997
                                                                  ---------       ---------       ---------
OPERATING ACTIVITIES:
Net income .................................................      $   6,727       $  16,011       $  13,467
Adjustments to reconcile net income to net cash provided
 by operating activities:
   Depreciation and amortization ...........................         11,756          12,583          13,265
   Deferred income taxes ...................................            860          (2,238)          2,328
   Loss (gain) on disposals of assets ......................            (97)            172             (75)
   Net undistributed loss in unconsolidated affiliate ......            980           1,624           2,313
   Changes in operating assets and liabilities:
    (Increase) decrease in receivables .....................            626          (3,132)         (2,472)
    (Increase) decrease in inventories .....................         (3,491)        (10,226)          1,859
    (Increase) decrease in prepaid expenses ................           (170)            234          (1,310)
    (Increase) decrease in other assets ....................           (359)          1,738            (629)
    Increase (decrease) in accounts payable ................          4,066          11,667         (12,437)
    Increase (decrease) in accrued liabilities and long-term
     portion of self-insurance reserves ....................         (2,044)           (514)         (6,649)
                                                                  ---------       ---------       ---------

Net cash provided by operating activities ..................         18,854          27,919           9,660
                                                                  ---------       ---------       ---------


FINANCING ACTIVITIES:
Proceeds from long-term debt ...............................              -               -         100,000
Debt issuance cost .........................................              -               -         (10,513)
Redemption of preferred stock ..............................              -               -         (69,365)
Common stock exchanged for preferred stock .................              -         (69,365)              -
Preferred stock issued and exchanged for common stock ......              -          69,365               -
Principal payments on long-term debt and capital
 lease obligations .........................................         (1,156)         (1,087)         (1,182)
Dividends paid on preferred stock ..........................              -          (4,111)         (6,166)
                                                                  ---------       ---------       ---------

Net cash provided by (used in) financing activities ........      $  (1,156)      $  (5,198)      $  12,774
                                                                  ---------       ---------       ---------




          See accompanying notes to consolidated financial statements.

                           STATER BROS. HOLDINGS INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                 (In thousands)


                                                                         Fiscal Year Ended
                                                                 --------------------------------------
                                                                 52 WEEKS       53 WEEKS       52 WEEKS
                                                                 --------       --------       --------
                                                                 SEPT. 24,      SEPT. 29,      SEPT. 28,
                                                                    1995           1996           1997
                                                                 --------       --------       --------
INVESTING ACTIVITIES:
Investments in unconsolidated affiliate ...................       $     -        $     -       $ (5,000)
Purchase of property and equipment ........................       (13,178)       (22,415)       (20,268)
Proceeds from sale of property and equipment and properties
   held for sale...........................................           499         18,665         16,641
                                                                 --------       --------       --------
Net cash (used in) investing activities ...................       (12,679)        (3,750)        (8,627)
                                                                 --------       --------       --------

Net increase in cash and cash equivalents .................         5,019         18,971         13,807
Cash and cash equivalents at beginning of year ............        21,289         26,308         45,279
                                                                 --------       --------       --------

Cash and cash equivalents at end of year ..................      $ 26,308       $ 45,279       $ 59,086
                                                                 ========       ========       ========

Interest paid .............................................      $ 19,537       $ 21,360       $ 18,859
Income taxes paid .........................................      $  4,633       $  9,725       $  6,500




          See accompanying notes to consolidated financial statements.

                           STATER BROS. HOLDINGS INC.
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (In thousands)



                                                                                              OPTION
                                                        CLASS A    ADDITIONAL     RETAINED      TO
                                              COMMON     COMMON      PAID-IN      EARNINGS    ACQUIRE
                                              STOCK      STOCK       CAPITAL      (DEFICIT)   STOCK
                                             -------     -----       --------     --------    --------
Balances at September 25, 1994.........      $     1     $   1       $ 12,715     $  8,784    $(14,650)
   Net income for 52 weeks ended
      September 24, 1995...............            -         -              -        6,727          -
                                             -------     -----       --------     --------    --------

Balances at September 24, 1995.........            1         1         12,715       15,511    (14,650)
   Conversion of Common Stock for
      Series B Preferred Stock.........           (1)        -              -      (69,364)         -
   Net income for 53 weeks ended
      September 29, 1996...............            -         -              -       16,011          -
   Preferred stock dividends paid......            -         -              -       (4,111)         -
                                             -------     -----       --------     --------    --------

Balances at September 29, 1996.........            -         1         12,715      (41,953)   (14,650)
   Net income for 52 weeks ended
      September 28, 1997...............            -         -              -       13,467          -
   Preferred stock dividends paid......            -         -              -       (6,166)         -
   Exercise Option to Acquire Stock....            -         -              -      (14,650)    14,650
                                             -------     -----       --------     --------    --------

Balances at September 28, 1997.........      $     -     $   1       $ 12,715     $(49,302)   $     -
                                             =======     =====       ========     ========    ========




          See accompanying notes to consolidated financial statements.

                           STATER BROS. HOLDINGS INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 28, 1997

NOTE 1 - THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

        Description of Business
        Stater Bros. Holdings Inc. (the "Company") is engaged primarily in the operation of retail supermarkets. As of September 28, 1997, the Company operated 110 retail food supermarkets under the name "Stater Bros." The Company's supermarkets are located principally in the "Inland Empire" area of Southern California - San Bernardino, Riverside and the eastern portions of Los Angeles, Orange and Kern counties. The Company and its predecessor companies have operated retail grocery stores under the "Stater Bros." name in the Inland Empire since 1936.

        Principles of Consolidation
        The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Stater Bros. Markets ("Markets") and Stater Bros. Development, Inc. All significant inter-company transactions have been eliminated in consolidation.

        Fiscal Year
        The Company's fiscal year ends on the last Sunday in September. The fiscal years ended September 24, 1995 and September 28, 1997 were 52-week years and the fiscal year ended September 29, 1996 was a 53-week year.

        Cash and Cash Equivalents
        Cash and cash equivalents are reflected at cost, which approximates their fair value, and consist primarily of overnight repurchase agreements, certificates of deposit and money market funds with maturities of less than three months when purchased.

        Inventories
        Inventories are stated at the lower of cost (first-in, first-out) or market.

        Receivables
        Receivables represents amounts expected to be received during the next operating cycle of the Company. The carrying amount reported in the balance sheet for receivables approximates their fair value.

        Properties Held for Sale
        Properties expected to be sold within one year are classified as current assets and are stated at the lower of cost or estimated net realizable value and consist of land, buildings and equipment.

        Deferred Debt Issuance Costs
        Direct costs incurred as a result of financing transactions are capitalized and amortized to interest expense over the terms of the applicable debt agreements.

        Self-insurance Reserves
        The Company provides reserves, subject to certain retention levels, for workers' compensation, general and automobile liability claims. Consulting actuaries assist the Company in developing reserve estimates for its self-insured liabilities. Such reserves are discounted using an 8% rate. The Company is self-insured, subject to certain retention levels, for healthcare costs of eligible non-bargaining unit employees. Such healthcare reserves are not discounted.

                           STATER BROS. HOLDINGS INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTD.)

NOTE 1 - THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES (CONTD.)

        Recent Accounting Pronouncements
        The Financial Accounting Standards Board has issued Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", (SFAS 121). The Company was required to adopt SFAS 121 in fiscal year 1997. The adoption of SFAS 121 did not have a material effect on the Company's financial position or its results of operations in fiscal 1997.

        Property and Equipment
        Property and equipment are stated at cost and are depreciated or amortized, principally on the straight-line method over the estimated useful lives of the assets, and for capitalized leases over the initial lease term or the estimated economic life of the asset.

        The average economic lives are as follows:

                                                        Range              Most Prevalent
                                                    -----------            --------------
        Buildings and improvements..............    8 - 30 Years               25 Years
        Store furniture and equipment...........    3 - 10 Years                5 Years
        Property subject to capital leases......    Life of Lease              25 Years

        Income Taxes
        The Company provides for deferred income taxes as timing differences arise between income and expenses recorded for financial and income tax reporting purposes.

        Cost of Goods Sold
        Costs of goods sold include certain warehousing, transportation and distribution costs.

        Reclassifications
        Certain amounts in the prior periods have been reclassified to conform to the current period financial statement presentation.

        Use of Estimates
        The preparation of financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates and assumptions that effect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


NOTE 2 - DEBT

        Long-term debt consisted of the following:

                                                     Sept. 24,      Sept. 29,      Sept. 28,
                                                        1995           1996           1997
                                                     ---------      ---------       -------
                                                                  (In thousands)
11% Senior Notes due March 2001..................... $ 165,000      $165,000      $165,000

9% Senior Subordinated Notes due July 2004..........         -              -       100,000
                                                     ---------      ---------       -------

Total long-term debt................................ $ 165,000      $165,000      $265,000
                                                     =========      ========      ========

                           STATER BROS. HOLDINGS INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTD.)

NOTE 2 - DEBT (CONTD.)

        As of September 28, 1997, no principal payments were due in the next three years. Interest on the 11% Senior Notes due 2001 is payable semi-annually on September 1 and March 1. Interest on the 9% Senior Subordinated Notes due 2004 is payable semi-annually on July 1 and January 1.

        Interest capitalized during fiscal years 1995, 1996 and 1997 amounted to $50,000, $116,000 and $251,000, respectively. Interest expense incurred, before the effect of capitalized interest, during 1995, 1996 and 1997 amounted to $20,126,000, $20,374,000 and $21,814,000, respectively.

        The Company did not have short-term borrowings outstanding at September 24, 1995, September 29, 1996 and September 28, 1997. The average daily amount of short-term borrowings was $129,000 during 1995, and the Company did not incur any short-term borrowings during 1996 and 1997. The weighted average interest rate was 9.68% for 1995.

        The Company is subject to certain covenants associated with its 11% Senior Notes due 2001 and 9% Senior Subordinated Notes due 2004 and its bank credit agreement. As of September 28, 1997, the Company was in compliance with all such covenants.


NOTE 3 - UNCONSOLIDATED AFFILIATE

        The Company owns 50% of Santee Dairies LLC. Through its wholly owned subsidiary, Santee Dairies, Inc. ("Santee"), it operates a fluid milk processing plant located in Los Angeles, California, and the Company is not the controlling stockholder. Accordingly, the Company accounts for its investment in Santee Dairies LLC using the equity method of accounting and recognized losses of $980,000, $1,624,000, and $2,313,000 for fiscal years 1995, 1996 and 1997, respectively. The Company is a significant customer of Santee which supplies the Company with a substantial portion of its fluid milk and dairy products.

Summary of unaudited financial information for Santee Dairies LLC is as follows:

                             52 Weeks        52 Weeks        52 Weeks
                             ---------       ---------       ---------
                             Sept. 30,       Sept. 28,       Sept. 27,
                                1995            1996            1997
                             ---------       ---------       ---------
                                           (In thousands)
Current assets               $  23,372       $  16,937       $  41,657

Non-current assets               8,792          26,351          86,371

Current liabilities             13,337          23,410          24,548

Non-current liabilities            169           2,860          83,028

Shareholder's equity            18,658          17,018          20,452

Sales                          177,484         191,481         175,937

Gross profit                    16,094          16,174          15,666

Net income (loss)            $  (1,976)      $  (1,640)      $  (6,156)

                           STATER BROS. HOLDINGS INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTD.)

NOTE 4 - BANK FACILITIES

    Stater Bros. Markets and Bank of America National Trust and Savings Association (the "Bank") have entered into a credit agreement (as amended) whereby the Bank provides Stater Bros. Markets with a revolving operating line of credit (the "Operating Facility") with a maximum availability of $15.0 million, which was available on September 28, 1997, and a revolving letter of credit facility (the "LC Facility") with a maximum availability of $25.0 million, of which $15.5 was available on September 28, 1997 (collectively, the "Bank Facilities"). The Bank Facilities will expire on June 1, 1998. Interest on the outstanding principal balance of the Operating Facility is payable monthly at either the Bank's reference rate plus one percent per annum or at a fixed rate of interest. Borrowings under the Bank Facilities are unsecured general obligations of Stater Bros. Markets and are guaranteed by Stater Bros. Development, Inc. The Bank Facilities contain customary cross-default provisions with respect to the Company's 11% Senior Notes due 2001 and 9% Senior Subordinated Notes due 2004.

    The Bank Facilities also contain certain financial and other covenants applicable to Stater Bros. Markets, including without limitation, requirements to (i) maintain a minimum current ratio of at least 1.20:1; (ii) maintain minimum tangible net worth plus debt subordinated to the Bank (as defined) of at least $145.0 million; (iii) maintain a ratio of total liabilities to tangible net worth plus debt subordinated to the Bank of not in excess of 1.30:1; (iv) maintain a minimum fixed charge coverage ratio (as defined) of at least 1.10:1 for each consecutive four fiscal quarters beginning with the four fiscal quarters ending on Stater Bros. Markets' 1996 fiscal year end; (v) limit the sale of assets; (vi) prohibit additional indebtedness except for normal trade credit and indebtedness secured only by real property constructed or acquired within the prior twelve months; (vii) prohibit additional liens except for liens for indebtedness secured by real property pursuant to clause (v); (viii) prohibit the acquisition of other business entities; (ix) restrict the payment of dividends (as discussed below); (x) prohibit changes of ownership; (xi) prohibit the liquidation, consolidation or merger of the business; and (xii) repay all advances outstanding under the Operating Facility and not draw any new advances for at least 5 calendar days each month. As of September 28, 1997, for purposes of the Bank Facilities, Stater Bros. Markets was in compliance with all restrictive convenants and had (i) a current ratio of 1.79:1, (ii) tangible net worth and debt subordinated to the Bank of $211.5 million; (iii) a ratio of total liabilities to tangible net worth and debt subordinated to the Bank of 0.59:1 and (iv) a fixed charge coverage ratio (as defined in the Bank Facilities) of 2.66:1. If for any reason Stater Bros. Markets is unable to comply with the terms of the Bank Facilities, including the covenants contained therein, such noncompliance would result in an event of default under the Bank Facilities, and could result in acceleration of the payment of indebtedness then outstanding under Bank Facilities or, in certain situations, the prohibition of the payment of dividends or advances to the Company. In addition, no amendment, waiver or supplement may be made to the Indenture without the prior written consent of the Bank if such amendment, waiver or supplement adversely affects the rights of the Bank as lender to Stater Bros. Markets.

    The financial and operational covenants contained in the Bank Facilities significantly limit Stater Bros. Markets' ability to pay dividends and make loans or advances to the Company, the primary source of anticipated cash for the Company, and could limit the Company's ability to respond to changing business and economic conditions, and to finance future operations or capital needs including the Company's ability to achieve its plans to remodel and expand existing supermarkets and open new supermarkets.

                           STATER BROS. HOLDINGS INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTD.)

NOTE 5 - LEASES

    The Company leases the majority of its retail stores, offices, warehouses and distribution facilities. Certain leases provide for additional rents based on sales. Primary lease terms range from 10 to 99 years and substantially all leases provide for renewal options.

    A portion of the Company's lease obligations are guaranteed by Petrolane Incorporated ("Petrolane") or its successor (see Note 6). The leases guaranteed by Petrolane had initial terms of 20 years and expire in the year 2003. Lease payments for the properties subject to the Petrolane guarantees are approximately $10.0 million per year. Under the terms of the agreement related to the Company's acquisition of Stater Bros. Markets from Petrolane in 1983, as amended in 1985, Stater Bros. Markets is required to make annual deposits into a lease guarantee escrow account. The amount of each annual deposit is to be based on (a) a percentage of sales of 20 supermarkets, as specified in the agreement, to the extent they exceed a defined base; and (b) a percentage of rents adjusted for increases in the Consumer Price Index for certain rental property, including the Company's office and warehouse complex. The Company deposited $861,000, $738,000 and $1,064,000 into the lease guarantee escrow account during fiscal years 1995, 1996 and 1997, respectively.

    Upon termination of the leases, or the termination of the Petrolane lease guarantees, all amounts deposited into the lease guarantee escrow account, plus interest thereon, less any amounts disbursed, will be returned to the Company. At September 28, 1997, the lease guarantee escrow account had a cumulative balance of $8,069,000, compared to $6,701,000 and $5,584,000 as of September 29, 1996 and September 24, 1995, respectively.

    Petrolane, or its successor, has the right to cause the escrow holder to disburse funds from the amounts held in the lease guarantee escrow account for any amounts which Petrolane or its successor may be required to pay as guarantor of the lease obligations of Stater Bros. Markets.

    Following is a summary of future minimum lease payments as of September 28, 1997:

                                                                                Operating
                                                                                  Leases
                                                                Capital          Minimum
        Fiscal Year                                             Leases           Payment
                                                               ---------        --------
                                                                      (In thousands)
        1998..............................................     $   1,814        $ 20,318
        1999..............................................         1,760          20,201
        2000..............................................         1,693          18,718
        2001..............................................         1,397          16,807
        2002..............................................           980          16,521
        Thereafter........................................         1,042          76,461
                                                               ---------        --------

        Total minimum lease payments......................         8,686        $169,026
                                                                                ========

        Less amounts representing interest................         1,769
                                                               ---------

        Present value of minimum lease payments...........         6,917
        Less current portion..............................         1,256
                                                               ---------

        Long-term portion.................................     $   5,661
                                                               =========

                           STATER BROS. HOLDINGS INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTD.)

NOTE 5 - LEASES (CONTD.)

    Rental expense and sublease income were as follows:

                                                  52 Weeks        53 Weeks        52 Weeks
                                               --------------  --------------  --------------
                                               Sept. 24, 1995  Sept. 29, 1996  Sept. 28, 1997
                                               --------------  --------------  --------------
                                                               (In thousands)

        Minimum rentals.....................     $    17,906     $    19,267     $    20,710
        Rentals based on sales..............     $     5,179     $     5,072     $     5,101
        Sublease income.....................     $     1,018     $     1,186     $     1,121

        Aggregate sublease income to be received subsequent to September 28, 1997 is approximately $6,070,000.

        In October 1996, the Company completed a sale and leaseback transaction with an unrelated third party for four of the Company's supermarkets. The net proceeds from the sale of the four supermarkets amounted to approximately $16.0 million, which approximated fair market value. The Company entered into leases for the four supermarkets with initial terms of 20 years and with options available to the Company which extend the lease terms up to an additional 20 years. The Company believes the rents due under the leases approximate fair market rents. The gains from the sale of the supermarkets were approximately $2.5 million and are deferred and amortized into income over the initial term of the leases. The future minimum rents due are $1.7 million in 1998, 1999, 2000, 2001 and 2002 and $23.5 million thereafter. Such amounts are included in the table of future minimum lease payments above.


NOTE 6 - PREFERRED STOCK

        Stater Bros. Markets has issued and outstanding 10 shares of its $11.00 Cumulative Redeemable Preferred Stock due in 2003 for $1,000 plus accrued and unpaid dividends. Dividends are accrued at the rate of $11.00 per share per annum. The preferred stock was issued in conjunction with a guarantee of Stater Bros. Markets lease obligations by Petrolane Incorporated or its successors (see
Note 5). For as long as shares of the $11.00 Cumulative Redeemable Preferred Stock remain outstanding, Stater Bros. Markets is subject to certain covenants. The most restrictive covenant limits the amount of dividends that may be paid to amounts that may be legally paid under applicable state laws. At September 28, 1997, accumulated earnings available for dividend distributions were approximately $200.7 million. In the event of non-compliance by Stater Bros. Markets, the holders of the Stater Bros. Markets preferred stock may elect the Board of Directors of Stater Bros. Markets. At September 28, 1997, Stater Bros. Markets was in compliance with these covenants.

        Effective March 8, 1996, pursuant to options available to the Company, the Company exercised its right to convert all of its outstanding shares of Common Stock previously held by Craig Corporation ("Craig") into 693,650 shares of its Series B Preferred Stock. The Series B Preferred Stock had a redemption value of approximately $69.4 million and currently paid dividends at the rate of 10.5% per annum. In August 1997, the Company redeemed all of the outstanding shares of its Series B Preferred Stock for $69.4 million plus accrued and unpaid dividends.

                           STATER BROS. HOLDINGS INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTD.)

NOTE 7 - INCOME TAXES

    The provision for income taxes consisted of the following:

                                                  52 Weeks        53 Weeks        52 Weeks
                                               --------------  --------------  --------------
                                               Sept. 24, 1995  Sept. 29, 1996  Sept. 28, 1997
                                               --------------  --------------  --------------
                                                               (In thousands)
        Current
         Federal............................     $     2,991     $     8,116     $     4,771
         State..............................             944           2,478           1,756
                                                 -----------     -----------     -----------
                                                       3,935          10,594           6,527
                                                 -----------     -----------     -----------

        Deferred
         Federal............................             213             488           2,480
         State..............................              70              38             352
                                                 -----------     -----------     -----------
                                                         283             526           2,832
                                                 -----------     -----------     -----------

        Income tax expense                       $     4,218     $    11,120     $     9,359
                                                 ===========     ===========     ===========


    A reconciliation of the provision for income taxes to amounts computed at the federal statutory rate is as follows:

                                                  52 Weeks        53 Weeks        52 Weeks
                                               --------------  --------------  --------------
                                               Sept. 24, 1995  Sept. 29, 1996  Sept. 28, 1997
                                               --------------  --------------  --------------
    Statutory federal income tax rate.......           35.0%          35.0%           35.0%
    State franchise tax rate, net of
        federal income tax benefit..........            6.1            6.1             6.0
    Other...................................           (2.6)           (.1)              -
                                                -----------      ---------       ---------
                                                       38.5%          41.0%           41.0%
                                                ===========      =========       =========


    Deferred income taxes resulted from timing differences in recognizing revenue and expense for tax and financial statement purposes. The sources of these timing differences and the income tax (benefit) of each were as follows:


                                                  52 Weeks        53 Weeks        52 Weeks
                                               --------------  --------------  --------------
                                               Sept. 24, 1995  Sept. 29, 1996  Sept. 28, 1997
                                               --------------  --------------  --------------
                                                               (In thousands)
    Accrued liabilities.....................     $       366     $       364     $     1,340
    California franchise tax................            (258)           (590)            678
    Depreciation............................             542             (22)            (39)
    Other, net..............................            (367)            774             853
                                                 -----------     -----------     -----------
                                                 $       283     $       526     $     2,832
                                                 ===========     ===========     ===========

                           STATER BROS. HOLDINGS INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTD.)

NOTE 7 - INCOME TAXES (CONTD.)

    Components of deferred income taxes are as follows:

                                                  52 Weeks        53 Weeks        52 Weeks
                                               --------------  --------------  --------------
                                               Sept. 24, 1995  Sept. 29, 1996  Sept. 28, 1997
                                               --------------  --------------  --------------
                                                               (In thousands)
    Deferred income tax assets:
    Property and equipment..................     $     1,542     $     1,403     $     1,566
    Self-insurance reserves.................           4,313           4,533           3,768
    Pension and vacation liabilities........           2,218           2,453           2,740
    Inventories.............................           1,140           1,213           1,469
    Investment in unconsolidated affiliate..               -               -             943
    Other...................................               -             408               -
                                                 -----------     -----------     -----------
        Total deferred income tax assets....           9,213          10,010          10,486

    Deferred income tax liabilities:
    Investment in unconsolidated affiliate..            (630)             (5)             -
    Other...................................            (816)              -          (2,809)
                                                 -----------     -----------     -----------
        Total deferred income tax liabilities         (1,446)             (5)         (2,809)
                                                 -----------     -----------     -----------
    Net deferred income tax assets..........     $     7,767     $    10,005     $     7,677
                                                 ===========     ===========     ===========

    Although there can be no assurances as to future taxable income of the Company, the Company believes that its expectations of future taxable income, when combined with the income taxes paid in prior years, will be adequate to realize the deferred income tax assets.



NOTE 8 - RELATED PARTY TRANSACTIONS

        Consulting Agreements and Covenant Not to Compete
        Since January 1, 1989, the Company has entered into various consulting agreements with its stockholders, La Cadena and Craig, that required them to provide consultation and advice to the Company in connection with general business, financial, management consulting, real estate acquisition and development, and product diversification matters. These consulting agreements with its stockholders terminated on September 26, 1993. In March 1994, the Company entered into a new five-year Consulting Agreement with Craig, whereby the Company paid Craig $1.5 million per year and Craig provided the Company with consultation and advise in connection with general business issues, financial management consulting, real estate acquisition and development and product diversification matters. Consulting fees expense amounted to $1.5 million in 1997, 1996 and 1995. The agreement to make annual consulting payments to Craig was terminated, at the election of the Company, in August 1997. Additionally, on March 8, 1994, the Company paid Craig $5.0 million which is amortized to earnings over the five-year term of the covenant not to compete included in the Consulting Agreement.

                           STATER BROS. HOLDINGS INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTD.)

NOTE 9 - RETIREMENT PLANS

    Pension Plan
    The Company has a noncontributory defined benefit pension plan covering substantially all non-union employees. The plan provides for benefits based on an employee's compensation during the three years before retirement. The Company's funding policy for this plan is to contribute annually at a rate that is intended to provide sufficient assets to meet future benefit payment requirements.

    Net periodic pension cost included the following components:

                                                  52 Weeks        53 Weeks        52 Weeks
                                               --------------  --------------  --------------
                                               Sept. 24, 1995  Sept. 29, 1996  Sept. 28, 1997
                                               --------------  --------------  --------------
                                                               (In thousands)
    Service cost - benefits earned during
      the period..............................   $       619     $       752     $       826
    Interest cost on projected benefit
      obligation..............................           862           1,000           1,109
    Actual return on assets...................          (735)           (429)           (761)
    Net amortization and deferral.............           200            (181)             78
                                                 -----------     -----------     -----------

    Net periodic pension cost                    $       946     $     1,142     $     1,252
                                                 ===========     ===========     ===========

    Assumptions used for accounting were:
    Discount rate.............................          8.0%           7.5%            7.5%
    Rate of increase in compensation levels...          5.0%           5.0%            5.0%
    Expected long-term rate of return on
      assets..................................          9.0%           9.0%            9.0%

                           STATER BROS. HOLDINGS INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTD.)

NOTE 9 - RETIREMENT PLANS (CONTD.)

    Pension Plan (contd.)
    The following table sets forth the plan's funded status and amounts recognized in the Company's balance sheet at:

                                                  52 Weeks        53 Weeks        52 Weeks
                                               --------------  --------------  --------------
                                               Sept. 24, 1995  Sept. 29, 1996  Sept. 28, 1997
                                               --------------  --------------  --------------
                                                               (In thousands)
    Actuarial present value of benefit
      obligations:
      Vested benefit obligation...............   $     9,400     $    10,591     $    11,794
                                                 ===========     ===========     ===========

      Accumulated benefit obligation..........   $     9,717     $    10,930     $    12,160
                                                 ===========     ===========     ===========

    Projected benefit obligation..............   $   (13,484)    $   (14,991)    $   (16,639)
    Plan assets at fair value,
      primarily notes and bonds...............         8,138           9,028          10,442
                                                 -----------     -----------     -----------

    Projected benefit obligation in
      excess of plan assets...................        (5,346)         (5,963)         (6,197)
    Unrecognized net loss.....................         3,407           3,745           3,597
    Unrecognized prior service cost...........           (76)            (71)            (66)
    Unrecognized net obligations established
      October 1, 1987.........................           243             216             189
                                                 -----------     -----------     -----------
    Pension (liability) recognized in the
       balance sheet..........................   $    (1,772)    $    (2,073)    $    (2,477)
                                                 ===========     ===========     ===========


        Expenses recognized for this retirement plan were $967,000, $1,290,000 and $1,392,000 in 1995, 1996 and 1997, respectively.

        Profit Sharing Plan
        The Company has a noncontributory defined contribution profit sharing plan covering substantially all non-union employees. Union employees may participate if their collective bargaining agreement specifically provides for their inclusion. The Company may contribute up to 7.5% of total compensation paid or accrued during the year to each plan participant subject to limitations imposed by the Internal Revenue Code. The Company recognized expenses for this plan in the amount of $357,000, $347,000 and $396,000 in 1995, 1996 and 1997,
respectively.

        Multi-Employer Plans
        The Company also contributes to multi-employer defined benefit retirement plans in accordance with the provisions of the various labor agreements that govern the plans. Contributions to these plans are generally based on the number of hours worked. Information for these plans as to vested and non-vested accumulated benefits and net assets available for benefits is not available.

                           STATER BROS. HOLDINGS INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTD.)

NOTE 9 - RETIREMENT PLANS (CONTD.)

        Multi-Employer Plans (contd.)
        The Company's expense for these retirement and health and welfare plans consisted of the following: 52 Weeks 53 Weeks 52 Weeks Sept. 24, 1995 Sept. 29, 1996 Sept. 28, 1997 (In thousands)

                                                  52 Weeks        53 Weeks        52 Weeks
                                               --------------  --------------  --------------
                                               Sept. 24, 1995  Sept. 29, 1996  Sept. 28, 1997
                                               --------------  --------------  --------------
                                                               (In thousands)

    Multi-Employer Pension Plans.............     $   5,688       $   7,376       $  8,677

    Multi-Employer Health and Welfare........        36,320          36,632         36,771
                                                  ---------       ---------       --------

    Total Multi-Employer Benefits............     $  42,008       $  44,008       $ 45,448
                                                  =========       =========       ========

    In conjunction with a three-year collective bargaining agreement entered into in 1993, the Company received a $.8 million credit which was applied against employer contributions to multi-employer health and welfare benefit plans during fiscal 1995. The Company received a $3.8 million reduction in employer contributions during fiscal 1996 from a two month suspension of employer contributions to an over-funded collective bargaining health and welfare benefit trust.



NOTE 10 - LABOR RELATIONS

    The Company entered into a four-year collective bargaining agreement with the United Food & Commercial Workers collective bargaining units in October 1995 and entered into a four-year collective bargaining agreement in September 1994 with the International Brotherhood of Teamsters collective bargaining units.


NOTE 11 - FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

        Cash and Cash Equivalents
        The carrying amount approximates fair value because of the short-term maturity of these instruments.

        Receivables
        The carrying amount approximates fair value because of the short-term maturity of these instruments.

        Long-Term Debt
        The fair value of the 11% Senior Notes due 2001 and 9% Senior Subordinated Notes due 2004, is based on quoted market prices. Although market quotes for the fair value of the Company's capitalized lease obligations are not readily available, the Company believes the stated value approximates fair value.

                           STATER BROS. HOLDINGS INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTD.)

NOTE 11 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTD.)

    The estimated fair values of the Company's financial instruments are as follows:

                                                                        As of
                                                                September 28, 1997
                                                             -------------------------
                                                                   (In thousands)

                                                             Carrying          Fair
                                                              Amount           Value
                                                             ---------       ---------
    Cash and cash equivalents......................          $  59,086       $  59,086
    Receivables....................................          $  21,481       $  21,481
    Long-term debt.................................          $ 271,917       $ 289,592



NOTE 12 - LITIGATION MATTERS

        In the ordinary course of its business, the Company is party to various legal actions which the Company believes are incidental to the operation of the business of the Company and its subsidiaries. The Company records a provision when the occurrence of loss is probable and can be reasonably estimated. The Company believes that the outcome of such legal proceedings to which the Company is currently a party will not have a material adverse effect upon its results of operations or its consolidated financial condition.

        On May 2, 1993, the Company was named as a defendant along with all of the other major supermarket chains located in the Los Angeles County area in a class action complaint filed in the California Superior Court in Los Angeles, California, alleging among other things that the milk pricing policies of each of the defendants violate certain antitrust laws and regulations under California law. In this class action lawsuit, Barela et al. v. Ralphs Grocery Co. et al., plaintiffs sought unspecified damages. The Company has recently entered into a settlement agreement of this case which settlement does not involve payment of monetary damages and is currently being processed through the courts for approval.

On June 19, 1997, Stater Bros. Markets was named as a defendant in the case of Ufondu, et al. vs. Stater Bros. Markets filed in the Superior Court of the State of California for the County of San Bernardino. The complaint filed by twelve employees seeks unspecified damages alleging racial discrimination in the Company's employment practices. The Company believes the complaint is without merit and intends to vigorously defend the case. There can be no assurances, however, as to the outcome of this case.

                           STATER BROS. HOLDINGS INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTD.)

NOTE 13 - QUARTERLY RESULTS (UNAUDITED)


    Quarterly results for fiscal 1995, 1996 and 1997 are as follows:
                             (In thousands)


                                                                                                      Net Income
                                                Gross       Operating         Net       Preferred    Available to
                                   Sales        Profit        Profit        Income      Dividends    Shareholders
                                ----------    ----------    ----------    ----------    ----------    ----------
Fiscal 1995 Quarters
13 weeks ended 12/25/94 ....    $  390,642    $   86,685    $    7,619    $    1,553         $   -    $    1,553
13 weeks ended 03/26/95 ....       390,574        86,195         7,691         1,600             -         1,600
13 weeks ended 06/25/95 ....       396,072        89,984         8,640         2,162             -         2,162
13 weeks ended 09/24/95 ....       402,607        89,676         7,002         1,412             -         1,412
                                ----------    ----------    ----------    ----------    ----------    ----------

    Total (52 weeks) .......    $1,579,895    $  352,540    $   30,952    $    6,727      $      -    $    6,727
                                ==========    ==========    ==========    ==========    ==========    ==========

Fiscal 1996 Quarters
13 weeks ended 12/24/95 ....    $  408,740    $   92,261    $   11,015    $    3,597         $   -    $    3,597
13 weeks ended 03/24/96 ....       406,223        93,548        12,266         4,341           339         4,002
13 weeks ended 06/23/96 ....       429,349        99,257        12,188         4,385         1,816         2,569
14 weeks ended 09/29/96 ....       461,020       104,540        11,787         3,688         1,956         1,732
                                ----------    ----------    ----------    ----------    ----------    ----------
    Total (53 weeks) .......    $1,705,332    $  389,606    $   16,011    $    4,111    $   11,900
                                ==========    ==========    ==========    ==========    ==========    ==========

Fiscal 1997 Quarters
13 weeks ended 12/29/96 ....    $  433,400    $  100,826    $   12,080    $    4,195    $    1,816    $    2,379
13 weeks ended 03/30/97 ....       431,422        97,695        11,978         4,354         1,816         2,538
13 weeks ended 06/29/97 ....       427,445        96,714        11,511         4,078         1,816         2,262
13 weeks ended 09/28/97 ....       425,657        96,279         8,023           840           718           122
                                ----------    ----------    ----------    ----------    ----------    ----------

    Total (52 weeks) .......    $1,717,924    $  391,514    $   43,592    $   13,467    $    6,166    $    7,301
                                ==========    ==========    ==========    ==========    ==========    ==========